Press Release	Source: Monumental Marketing Inc.

Monumental Marketing Inc. Appoints Two New Board Members

Thursday October 18, 1:06 pm ET

LAS VEGAS--(BUSINESS WIRE)--Monumental Marketing Inc. (OTC BB: MNUM) has appointed Malcolm S. Taub and Edward Agabs to its Board. Together, they bring almost 50 years of legal, finance, security, and management expertise to the company.

Mr. Taub is a successful lawyer with 33 years of experience addressing all levels of business and legal issues. He has expertise in the interactive relationships of business, finance, technology, real estate and securities law. He has provided consulting services to the Market Surveillance Department of the New York Stock Exchange and the Stock Exchange of Buenos Aires, Argentina. He has served as an Adjunct Professor of Law at numerous universities, including New York University. Mr. Taub founded Fairbanks International and its predecessor in the year 1992.

Mr. Agabs is the CFO of Full Circle Capital, an Asset Based Lending Hedge Fund based in Stamford, CT. He is a seasoned financial professional with over 15 years experience in financial management, holding positions for nonprofit and profit organizations.

“We are very excited with these appointments,” said Monumental Marketing’s CEO Haim Karo. He added, “Their knowledge, skills, experience, and highly regarded reputations will help serve the Company and its shareholders well as we build global distribution for the Company’s products.”

The Company’s premier patented product is the BOUNCER™, a less than lethal short range defensive weapon that permits law enforcement, private security, and private individuals to incapacitate an assailant without inflicting severe injury.

Monumental Marketing Inc. owns 100% of SAFER-T Advanced Securities Technologies, a developer and manufacturer of the BOUNCER™ as seen at website www.safer-t.com

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms "believes," "belief," "expects," "intends," "anticipates," "will," or "plans" to be uncertain and forward looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the company's reports and registration statements filed with the Securities and Exchange Commission.

Contact:

Princeton Research, Inc., Las Vegas

Mike King, 702-650-3000

mike@princetonresearch.com

Source: Monumental Marketing Inc.